UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT

Explanatory Note: This proxy statement supplement dated August 19, 2022 supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Mesa Laboratories, Inc. (“Mesa” or the “Company”) dated July 14, 2022 and made available to shareholders in connection with the annual meeting of shareholders to be held on August 26, 2022. Except as specifically supplemented by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

In the Proxy Statement, Mesa disclosed on page 8 that Dr. John Sullivan was a Mesa employee within the last three years and therefore is not “independent.” Dr. Sullivan retired as CEO of Mesa effective September 1, 2017 and continued serving as an investor relations advisor to the company earning a de minimis salary of $12,000 per year in exchange for his services until January 1, 2021, at which time he fully retired. Under Nasdaq rules, Dr. Sullivan will qualify as an independent director effective January 2, 2024.

We do not currently have a lead independent director. Our independent directors meet separately from the full Board of Directors (“Board”) at least quarterly. The Nominating Committee currently believes that this is sufficient to allow for appropriate level and topics of discussion. The Board will continue to consider whether to appoint a Lead Independent Director in the future.

Page 19 of the Proxy Statement describes a one-time bonus of restricted stock units that were granted to our named executive officers (“NEOs”) for successfully navigating the Company through the COVID-19 pandemic. These awards were granted not only to our NEOs, but to the substantial majority of our executive leadership team as well. The awards were granted because, despite the macroeconomic and other challenges posed by the COVID-19 pandemic, the company achieved 1% organic revenues growth and 56% increase in operating income. The Board considered granting the awards in cash, but ultimately determined that the use of equity was preferable to preserve the liquidity of the Company during continued macroeconomic uncertainty, and to continue to align the interest of the executive leadership team with those of the shareholders. The Board continues to believe that the issuance of these one-time RSUs to its executive leadership team was in the best interest Mesa and its shareholders in light of the retentive effects of the grant and the continued effective navigation of the company through the ongoing impacts of COVID-19.

Page 20 of the Proxy Statement describes a special long-term equity award (the “Special Award”) granted to Gary M. Owens, CEO, on October 28, 2022. The award was intended to serve a number of purposes:

1.	To retain Mr. Owens, who the Board believes is an asset to the Company, in his contributions to the Company’s lean operating environment, its financial results, and its long-term growth strategy;

2.	To align Mr. Owens’ equity ownership, in the mid-term, toward the 50th percentile of the Company’s peers which are listed in the Proxy Statement;

3.	To increase Mr. Owens’s equity stake in the Company such that his long-term interests are better aligned with the shareholders of Mesa stock.

The Board expects that Mr. Owens will continue to deliver excellent results for the Company and believes that the performance stock unit granted is in the best interests of the Company and the shareholders, as it will both incentivize Mr. Owens to remain CEO of Mesa and also because it contains rigorous financial performance targets that, if achieved, will reward shareholders.

Our Board of Directors and our Compensation Committee highly value investor engagement and consider the feedback received from our shareholders as essential to developing and improving our executive compensation programs. We are committed to continuing our shareholder outreach to elicit critical investor feedback to guide the evolving parameters of these programs.